UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-201435
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-201840

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mobileye b.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employment Identification No.)

Har Hotzvim, 13 Hartom Street PO Box 45157 Jerusalem 9777513, Israel	9777513
(Address of Principal Executive Offices)	(Zip Code)

2003 Share Option Plan, Amended and Restated July 27, 2014

2014 Equity Incentive Plan

(Full title of plan)

Mobileye, Inc.

1350 Broadway

New York, New York 10018

877-867-4900

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Liz Cohen-Yerushalmi Mobileye B.V. Har Hotzvim, 13 Hartom Street PO Box 45157 Jerusalem 9777513, Israel +972 2 541 733	Anna T. Pinedo, Esq. Morrison & Foerster LLP 250 West 55th Street New York, New York 10019 (212) 468-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These post-effective amendments (the “Post-Effective Amendments”) are being filed by Mobileye B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands registered with the trade register in The Netherlands under file number 34158597 (the “Registrant”), in order to withdraw and remove from registration all of the Registrant’s ordinary shares, nominal value €0.01 per share (the “Shares”), remaining unissued and unsold under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration No. 333-201435, filed on January 9, 2015, registering a total of 38,619,123 Shares for issuance under the Registrant’s 2003 Share Option Plan, Amended and Restated July 27, 2014; and

•	Registration No. 333-201840, filed on February 3, 2015, registering a total of 11,836,404 Shares for issuance under the Registrant’s 2014 Equity Incentive Plan.

On March 12, 2017, the Registrant entered into a Purchase Agreement (the “Purchase Agreement”) with Intel Corporation, a Delaware Corporation (“Parent”), and Cyclops Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent that was later converted into Cyclops Holdings, LLC, a Delaware limited liability company (“Purchaser”).

Pursuant to the Purchase Agreement, Purchaser commenced a cash tender offer (the “Offer”) on April 5, 2017 to acquire all of the Registrant’s outstanding Shares for $63.54 per Share, less any applicable withholding taxes and without interest (the “Offer Price”). The Offer expired at 5:00 P.M., New York City time, on August 7, 2017 and all conditions were satisfied. American Stock Transfer & Trust Company LLC (“AST”), in its capacity as depositary and paying agent for the Offer, advised the Registrant and Purchaser that, as of the expiration of the Offer, 84% of the outstanding Shares were validly tendered and not properly withdrawn pursuant to the Offer. On August 8, 2017, Purchaser accepted for purchase and payment all such Shares validly tendered and not properly withdrawn pursuant to the Offer prior to the Expiration Time and made payment for such Shares. On August 8, 2017, pursuant to the Purchase Agreement and in accordance with Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended, Purchaser also commenced a subsequent offering period, which expired at 11:59 P.M., New York City time, on August 21, 2017 and was not extended. AST, in its capacity as depositary and paying agent for the Offer, advised the Registrant and Purchaser that, as of the expiration of the subsequent offering period, including all Shares previously tendered, 97.3% of the outstanding Shares were validly tendered and not properly withdrawn pursuant to the Offer through the expiration date of the subsequent offering period. The Registrant, Purchaser and Parent intend to acquire Shares not tendered pursuant to or otherwise acquired following the Offer pursuant to a statutory compulsory acquisition proceeding under Dutch law.

As a result of the completion of the Offer and in connection with the other transactions contemplated by the Purchase Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements as of the date hereof. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering subject to the Registration Statement, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certified that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Jerusalem, Israel on February 7, 2018.

MOBILEYE B.V.
(Registrant)

By:	/s/ Amnon Shashua
Amnon Shashua
Chief Executive Officer and
Chief Technology Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.